Exhibit 21.1
SUBSIDIARIES OF THE REGISTRANT

STATE OR OTHER
SUBSIDIARY	JURISDICTION OF INCORPORATION
Churchill Weavers, Inc.	Kentucky

Crown Crafts Infant Products, Inc.	Delaware

Hamco, Inc.	Louisiana